[NOTE TO READER: CERTAIN PORTIONS OF THIS AGREEMENT RELATING TO ROYALTY INFORMATION HAVE BEEN REMOVED AND ARE THE SUBJECT OF A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED BY THE COMPANY TO THE SECURITIES EXCHANGE COMMISSION (THE "COMMISSION") PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933. THE PRICING INFORMATION HAS BEEN DISCLOSED TO THE COMMISSION IN CONNECTION WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.]

EXHIBIT 10.5

Translation from German into English

Patent Purchasing Agreement
and Backlicense Agreement

between Productomics AG, Promenade 132 A, CH-7260 Davos-Dorf, Switzerland

- as Seller -

and ImVisioN GmbH, Feodor-Lynen Straße 5, D-30625 Hanover, Germany

- as Buyer -

Recitals

The Seller is hereby granted all rights of registration of patents GB 0309345.7 and WO 2004/094639 A2 entitled “A recombinant Allergen”, requiring the use of the Fel d1 recombined allergen (fusion molecule in field 1 chain 2 and chain 1) in the diagnosis and treatment of cat allergies.

The Buyer is a biotechnology company, dealing with the development of immunization therapies in treating allergic diseases.

The parties intend to transfer the patent rights and in this respect they agree upon the following.

§ 1          Scope of Agreement

1.             The Seller represents that it is the sole owner of the rights over the registration of the UK patent GB 0309345.7 of 24/04/2003 with well-grounded priority, and of patent WO 2004/094639 A2 of 22/04/2004 (see Appendix 1). The right of sole owner arises out of a contract between the seller and the person registering the patent, as indicated in Appendix 2. The scope of such patent registration is the use of the Fel d1 recombined allergen in the diagnosis and treatment of cat allergies. Such patent registration is at the beginning of the legal patenting procedure.

2.             The scope of this Agreement is the transfer of all industrial or intellectual property rights devolving upon the Seller and assigned to the Buyer hereunder, arising from the aforementioned registration of patent or parts thereof, including all rights arising from the registration of patent as well as from the patents granted for all designated contractual states (hereinafter “contractual rights”). The contractual rights include in particular all rights entitling the Buyer to use and exploit in any way the registered invention.

3.             For the purposes of this Agreement, the products are those manufactured by use of contractual rights.

§ 2          Transfer of contractual rights

1.             The Seller hereby transfers the contractual rights to the Buyer, effective as of 31/01/2005. The parties agree that all rights over contractual rights, including over the national patents granted in each of the contractual states specified hereinafter, shall devolve upon the Buyer.

2.             Immediately after the signing of this Agreement, the Seller shall take all necessary formal steps for the transfer of the contractual rights to the Buyer and registration thereof, including giving its consent to such registration, and shall deliver the registration approvals as required.

3.             The Seller shall deliver to the Buyer all original documents regarding the contractual rights, in particular the patent deeds and all related documents, required for obtaining and using the contractual rights. The Seller is entitled to make copies of such documents in advance, for personal purposes.

4.             Furthermore, the Seller shall supply orally or in writing all necessary information for the Buyer to use the contractual rights.

5.             The Seller represents as of now that, to this date, the documents and information provided by the latter on the due delivery date, are accurate and consistent with the facts set forth herein.

§ 3          Further developments

1.             If further technology developments underlying the contractual rights are registered by the Seller or by the inventors specified in the patent registration as protection rights, or give rise to a protection right over them, the Seller hereby grants to the Buyer the option to also acquire the rights arising from such registration of protection right, against an amount to be mutually agreed upon. Such fee shall not exceed the value of patent fees set hereinafter under § 6.

§ 4           Backlicensing from Buyer to Seller

1.             The Buyer grants to the Seller an exclusive license worldwide for the exclusive use of the contractual rights in the field of diagnosis, with no further payment obligations of the Seller to the Buyer.

2.             The Seller is entitled to grant sublicenses to third parties, for the exclusive use of the contractual scope in the field of diagnosis.

§ 5           The Seller’s indemnity

1.             The parties agree on the following legal properties of the contractual scope:
- the contractual rights consist of the volume specified herein and are not affected by third party claims. In particular, there is no pending dispute or dispute to be expected over the protection right, to the best knowledge of the Buyer;
- no technology status, contradictory to the contractual rights with respect to the ongoing registrations of protection rights, or with respect to scientific publications, scientific lectures, press releases and other publications, published before the priority date of patent registration, is known to the Seller in good faith. In particular, from the investigations the latter conducted, it follows that there were no publications that, in the opinion of its attorneys in the patent field, might endanger nationwide and abroad the creation of registered protection rights;

- the data in the registration of the protection right submitted to the Buyer are unchanged. Any changes further to the conclusion of this Agreement require the Buyer’s consent;
- the data in the registration of the protection right are accurate and complete;
- the previous rights of use of third parties are not known to the Seller to the best of its knowledge. No third party was involved in patent development apart from the inventors specified in the patent deeds. The knowledge of third parties not publicly known was not used

2.             For this transfer of contractual rights, the Seller is liable under the law.

§ 6          Patent fees

1.             Fee calculation

a)             Lump sum fee

     For the transfer of the contractual rights, the Buyer shall pay to the Seller a lump sum fee amounting to

EUR 20,000.-
Such fee is due upon conclusion hereof.

b) Milestone payments

The Buyer shall also make in favor of the Seller the following single payments upon completion of each milestone:
(1) the European Office for Patents granting a patent
EUR 20,000.-
(2) beginning of a stage II clinical trial on a product
EUR 50,000.-
(3) beginning of a stage III clinical trial on a product	EUR 100,000.-

(4) registration for authorization of a product, in maximum total amount	EUR 150,000.-
with the FDA	EUR 150,000.-
in other countries outside the US, for each country	EUR 25,000.-

(5) Product authorization, in maximum total amount	EUR 500,000.-
by the FDA	EUR 500,000.-
by a regulatory authority in
countries outside the US, for each authority	EUR 100,000.-.

For clarification purposes: in case of registration and authorization by the FDA, if the maximum amounts of Euro 150,000 for registration and Euro 500,000, respectively, for authorization by other authorities have already been reached. If such maximum amounts have not been reached, upon registration or authorization by the FDA, the balances shall be paid until the maximum amounts are reached.

Milestone payments are due 30 days as of completion. But if a (2) to (5) milestone is reached before a (1) milestone, due payments shall be deferred until the (1) milestone is completed and shall be made with the payment for the (1) milestone.

c)             Sales tax (sales of products)

Furthermore, the Buyer shall pay to the Seller a sales tax. This tax shall be calculated based on the net selling prices obtained by the Buyer from the sale of products in the countries holding the patent, or where the patent has been registered and not yet finally rejected, and where the product might impair the patent. The net selling price is the selling price for third parties, minus the discount and additional costs invoiced separately, such as for transport, packaging, customs duties or other taxes. Discount and credit payments or discounts for withdrawn or defective products shall not be deducted from the net invoice value.

The following percentages are applicable:

(1)	[***]% of the net selling price for annual sales below EUR 50 million
(2)	[***]% of the net selling price for annual sales of EUR 50 to 200 million
(3)	[***]% of the net selling price for annual sales above EUR 200 million.

[***OMITTED AND FILED SEPARATELY WITH THE COMMISSION FURTHER TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933]

2.             Settlement and payment

a)             The Buyer draws up on a quarterly basis a settlement account for the license fees per sale, within 60 days as of the end of the quarter.
b)             The fees are due on the same date as the settlements specified above. In case of delay, on the receivable value a monthly interest of 3% above 3 months’ LIBOR shall be calculated on June 30th of the relevant calendar year.
c)             If license fees are subject to VAT payment, the Buyer also owes the related VAT.

§ 7           Patenting procedure and patent preservation

1.             The patenting procedure devolves upon the Buyer. In particular, the Buyer is free not to initiate the procedure at all, if and to the extent protection claims deriving from the issue of the patent for the manufacturing of products no longer interests the Buyer. In such case, the Buyer is entitled to terminate this Agreement subject to a one month’s prior notice, and thus the Buyer shall pass the contractual rights on the Seller, by the effective date of termination, and shall exercise all due diligence in this respect. This clause can also be applied for the conduct of clinical trials and product authorization.

2.             The Buyer undertakes to maintain and preserve the granted patents.

3.             In case the Buyer decides to no longer maintain its patent rights in a certain country, it shall promptly inform the Seller that, in its turn, in order to take over the necessary costs for maintaining the patent rights may require the Buyer to maintain the patent. The Buyer’s obligation to pay the sales tax as per § 6.1 c) hereunder remains unaffected.

4.             The aforementioned provisions are also valid for protection rights in other commercial fields that may arise out of the contractual scope.

§ 8           Application of patent rights

1.           The Seller undertakes to promptly inform the Buyer on any possible infringement of protection rights by third parties or on any threat of such infringement, that it may become aware of.

2.             The Buyer shall, at its discretion, decide on the application of patent rights. The Buyer shall cover all expenses related thereto.

3.             The Seller undertakes to support the Buyer, at the latter’s request, in the application of patent rights. The expenses thus incurred for the Seller shall be covered by the Buyer, as it previously agreed thereupon with the Seller. Any possible claims to damages or possible receipts obtained with a view to a deed of arrangement shall devolve upon the Buyer.

4.             The Seller undertakes not to personally challenge or help third parties to challenge the patent rights. The Seller undertakes to bind, in its turn, by contract the inventors specified in the patent registration, not to challenge them.

§ 9          Confidentiality

1.             The contracting parties mutually undertake to keep the confidentiality of all information and knowledge exchanged or to be exchanged prior and throughout this Agreement relating to bases, modus operandi, construction, developments, improvements, purchasing prices, license terms and other details regarding the contractual rights and performance hereof.

2.             The Buyer is entitled to publish a press release on the execution of this Agreement.

3.             This obligation of confidentiality shall also govern the employees of the contracting parties, to the extent they deal with the contractual rights. The Seller is bound to take all necessary measures to ensure confidentiality is being kept, to prevent and impede the unlawful disclosure of trading secrets through its employees or other persons. This obligation of confidentiality for employees should also govern the latter for the period subsequent to termination of their respective employment contracts. The obligation should be imposed in writing and submitted to the Buyer, upon request.

4.             If either of the contracting parties finds that confidential documents or trading secrets have been disclosed by third parties or associates of the Seller or of the Buyer, or that the obligation of confidentiality has been breached by other third parties with respect to documents, such party shall inform the other party thereon.

5.             The obligation of confidentiality shall survive the termination of this Agreement.

6.             For any case of default, the Buyer and the Seller shall be subject to a contractual penalty in favor of the other party amounting to EURO 50,000.- per case. Regardless thereof, the Seller or the Buyer can additionally claim from the other party indemnities for any damage inflicted based on evidence. The contractual penalty shall be calculated according to the extent of the damage.

7.             An exception to the aforementioned obligation is the disclosure of information by the Seller under the backlicense as per § 4 paragraph 2. In such case, the Seller is bound to impose on the sublicense holder the confidentiality clause set forth above.

§ 10        Force majeure

1.             If either of the contracting parties fails to perform its contractual obligations due to force majeure events, no right to damages shall arise wherefrom for the other party, regardless of the legal grounds.

2.             Force majeure events include in particular wars, internal commotion, terrorist acts, seizure or other acts of the public power, failure of the authorities to grant approvals (unless caused through the negligence or fault of the Buyer or Seller), strikes, industrial conflicts of any nature, general shortage of raw material, auxiliary and functional materials, natural phenomena or other circumstance, which cannot be accounted for by the parties and can be removed only with unexpected efforts, as well as undue late deliveries of materials or limitations of public power supply.

§ 11        Contractual term / Termination

1.             This Agreement shall become effective on the signing date thereof and shall be concluded for an indefinite period of time.

2.             Whenever the Buyer defaults on any obligation hereunder, the Seller is entitled to terminate this Agreement, unless such default on the contractual obligations and its consequences are not immediately remedied, namely, within 60 days as of request.

3.             Whenever the Seller defaults on any obligation hereunder, the Buyer is entitled to terminate this Agreement, unless such default on the contractual obligations and its consequences are not immediately remedied, namely, within 60 days as of request.

4.             The right to extraordinary termination for material reasons remains unaffected.

5.             Termination shall be made in writing. If the termination is notified by a registered letter, this is deemed as received even when the delivery attempt failed and a delivery/acceptance message was left for the recipient.

6.             If termination takes place for the reasons set forth above, the other party is not entitled to claim damages.

§ 12       Other clauses

1.             Setoff, assignment, waiver

a)             The Seller can set off with setoff receivables, only if the latter are acknowledged or legally ascertained by the Buyer.
b)             The Seller is entitled to assign to third parties its rights and obligations hereunder, subject to the Buyer’s approval. The Buyer shall not unreasonably withhold its approval.
c)             If either of the contracting parties fails to exercise any of its rights hereunder, this shall not mean a waiver to such right.

2.             Applicable law, place of performance

a)             This Agreement is governed by the German Law.
b)             The place of performance and the court venue for all obligations hereunder is the Buyer’s registered office.

3.             Contractual documents, contents, notices

a)             The contractual scope hereof is finally set out under this Agreement, along with its appendices and references. Appendices are integral part hereof. Apart from them, there are no other agreements between the parties. Any possible prior agreements shall have no scope.
b)             Headings are for layout purposes only and shall not permanently determine the contents of their respective texts.
c)             Any addenda, additions and amendments to this Agreement should be made in writing, unless other legal formal requirements apply. This also applies to the cancellation of this written format clause.
d)             Any notices to either contracting party should be sent to the following addresses. Amendments shall be considered, only if notified in writing to the declaring contracting party, or if the latter makes use of the changed address of the recipient.

Seller:	Dr. Jur. Hansjörg Kistler
Chairman of the Board of Directors
Productomics AG
Promenade 132A
CH-7260 Davos-Platz
Switzerland

Buyer:	Dr. Martin Steiner
General Manager
.	ImVisioN GmbH
Feodor-Lynen Straße 5
D-30625 Hannover
Germany

4.             Costs, taxes

a)             The costs for the execution and legal enforcement of this document shall be borne by the Buyer.
b)             Consulting costs related to the conclusion or performance hereof shall be covered by each party for itself. If, at the request of either of the contracting parties, consulting or other services are provided by third parties, such contracting party shall pay the relevant fees to the third parties.
c)             The contracting parties indemnify each other that the execution of this Agreement does not entail intermediation fees, commissions or other payment claims from third parties, which should be borne by the possibly requesting contracting party.

5.             Partial nullity, regulatory gaps, construction

a)             When any present or future clauses of this Agreement become legally invalid in full or in part, or are unenforceable, or further lose their legal validity or enforceability, the validity of all other clauses hereof shall not be affected. This is also applicable if this Agreement is found to have gaps.
b)             The invalid or unenforceable clause should be replaced by or the gap should be filled with an appropriate valid clause the parties would have agreed upon, if upon conclusion hereof they had paid heed thereto. This is also applicable when the invalidity of one clause is due to the service volume or time (deadline, interval) set forth hereunder; in such cases, a service volume or time (deadline, interval) shall apply instead, as are legally allowed, as closest as possible to the will of the parties.
c)             If the validity of one clause as described above can be ensured only by agreement, in compliance with certain special formal conditions, the parties are bound to perform the necessary operations and make the relevant statements.

Davos, March 16th, 2005
Seller…………….	/s/ Hans-Jürgen Kistler
Chairman of the Board of Directors

Hanover, 31.03.2005
Buyer………….	/s/ Horst Rose /s/ Martin Steiner
Geschäftsführer/COO Geschäftsführer/CEO

Appendix 1: Patent Registration

Appendix 2 includes:	Confirmation by the registering persons that all rights related to the registrations of patents WO 2004/094639 A2 and GB 0309345.7 have been assigned to Productomics AG.

(The two appendices mentioned are the last English pages from the PDF scan.)